Exhibit 23.6





                   CONSENT OF RYAN, BECK & CO.





We hereby consent to the references in the Proxy Statement/ Prospectus to our opinion, dated May 13, 1999 with respect to the merger of First Leesport Bancorp, Inc. and Merchants of Shenandoah Ban-Corp and to our firm, respectively, and to the inclusion of such opinion as an annex to such Proxy Statement/ Prospectus. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                              RYAN, BECK & CO., INC.



                              /s/ David P. Downs
                                  Senior Vice President


Livingston, NJ
May 13, 1999